OMB APPROVAL

OMB Number:	3235-0059

Expires:	August 31, 2004

Estimated average burden
hours per response . . .	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CLARUS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CONTACT
James McDevitt
Clarus Corporation
(770) 291-8568

CLARUS ANNOUNCES SPECIAL MEETING OF STOCKHOLDERS
AND INVESTOR CALL

Atlanta –October 24, 2002 – Clarus Corporation (NASDAQ: CLRS) announced today that its Board of Directors has called a Special Meeting of Stockholders to be held on December 6, 2002 to approve the sale of substantially all of the revenue generating assets of Clarus’ electronic commerce business to Epicor Software Corporation (NASDAQ: EPIC). A Proxy Statement describing the proposed actions is expected to be mailed to all stockholders of record as of October 21, 2002 within the next few weeks. A preliminary proxy statement was filed with the Securities and Exchange Commission on October 23, 2002. At the special meeting, stockholders will also be asked to approve the reimbursement of expenses incurred by Warren B. Kanders for himself, Burtt R. Ehrlich and Nicholas Sokolow in connection with their successful solicitation of proxies for their election to Clarus’ Board of Directors, and to amend Clarus’ certificate of incorporation and bylaws to eliminate the staggered terms for directors.

On October 17, 2002 Clarus entered into an asset purchase agreement with Epicor to sell substantially all of the revenue generating assets of Clarus’ electronic commerce business, representing substantially all of Clarus’ operating assets, for $1 million in cash. The closing of the proposed transaction is subject to certain conditions, including approval by stockholders holding a majority of the outstanding shares of Clarus’ common stock. After the closing, Clarus expects that Stephen P. Jeffrey will no longer serve as Chairman and Chief Executive Officer of Clarus, but will continue to serve on the company’s Board of Directors. Additionally, Clarus’ Board of Directors has appointed Warren B. Kanders, a current member of the Board, to serve, upon closing the Epicor transaction, as Executive Chairman of the Board of Directors.

Warren B. Kanders, commenting on the proposed transaction, said “the proposed sale of Clarus’ electronic commerce business represents an important step in our efforts to reposition Clarus’ business in order to enhance stockholder value. Following the consummation of the proposed sale, Clarus will seek opportunities to redeploy its assets through an acquisition of, or merger with, an operating business that will serve as a platform company to enhance future growth.” Clarus has retained Morgan Joseph & Co. Inc., a New York based investment banking firm serving middle market companies, to assist it in implementing this strategy by identifying suitable merger targets or acquisition opportunities.

A conference call to discuss these events is planned for November 14, 2002 at 9:00 AM ET. The call will be hosted by Steve Jeffery and Warren B. Kanders, member of the Board of Directors. Interested parties can access the audio conference via webcast at

www.claruscorp.com/investor. In addition, the call may be accessed by dialing (888)-390-6125 with a passcode of “Clarus.” International callers should dial (712)-271-0002. To access a replay of the conference call, visit www.claruscorp.com/investor, or dial (800)-945-7739.

Clarus plans to announce third quarter earnings after 5:00 PM on October 30, 2002.

This release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Information in this release includes our plans, beliefs, hopes, expectations, intentions and strategies relating to our future results. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks, including that our planned effort to redeploy our assets following completion of the contemplated transaction with Epicor to enhance stockholder value may not succeed and that the transaction currently contemplated with Epicor may not be completed. All forward-looking statements contained in this release are based on information available as of the date of this release and we assume no obligation to update the forward-looking statements contained herein.

Where to find additional information about the Special Meeting

Stockholders of Clarus are urged to read the preliminary proxy statement filed with the SEC on October 23, 2002 and the definitive proxy statement when it becomes available and any other relevant materials filed by Clarus with the SEC because they contain, or will contain, important information about Clarus and the Special Meeting. The preliminary proxy statement filed with the SEC on October 23, 2002, the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Clarus with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed by Clarus with the SEC in connection with the Special Meeting by directing a request to: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY, 10016, facsimile number (212) 929-0308. Stockholders are urged to read the definitive proxy statement and any other relevant materials when they become available before making any voting decision with respect to the Special Meeting.

The directors and executive officers of Clarus may be deemed to be participants in the solicitation of proxies in connection with the Special Meeting. A description of the interests of the directors and executive officers in the proposals to be voted on at the Special Meeting is set forth in the preliminary proxy statement filed with the SEC on October 23, 2002 and the definitive proxy statement when it becomes available.